Exhibit 99.1

Bristol-Myers Squibb Reports Fourth Quarter and Full Year 2015 Financial Results

•	Increases Fourth Quarter Revenues 1% to $4.3 Billion, 4% for Full Year to $16.6 Billion

•	Posts Fourth Quarter GAAP Loss Per Share of $0.08 and Non-GAAP EPS of $0.38

•	Achieves Significant Regulatory Milestones in Immuno-Oncology

◦	Opdivo Approved in the U.S. for Advanced Renal Cell Carcinoma and for First-Line Treatment of BRAF v600 Wild-Type Metastatic Melanoma

◦	Opdivo + Yervoy Regimen Approved for Metastatic Melanoma Across BRAF Status

◦	Empliciti Approved in the U.S. for Combination Treatment for Multiple Myeloma

◦	Validation in Europe of Application for Opdivo in Renal Cell Carcinoma

◦	Early Stop of CheckMate -141, a Phase 3 Study Evaluating Opdivo in Patients with Head and Neck Cancer, After Data Demonstrates Superior Overall Survival

•	Provides 2016 GAAP and Non-GAAP EPS Guidance Range of $2.30 to $2.40

(NEW YORK, January 28, 2016) - Bristol-Myers Squibb Company (NYSE:BMY) today reported results for the fourth quarter and full year of 2015, which were highlighted by strong sales for Opdivo, Eliquis and Orencia and continued advances in the company’s Immuno-Oncology portfolio.
“We have had an unprecedented year in Immuno-Oncology, delivered strong overall business performance and made strategic investments that position the company well for growth,” said Giovanni Caforio, M.D., chief executive officer, Bristol-Myers Squibb. “We are looking forward to 2016 as an exciting year to continue our leadership in Immuno-Oncology, drive performance of our in-line products and continue to advance our diversified R&D portfolio.”

	Fourth Quarter
$ amounts in millions, except per share amounts
	2015	2014	Change
Total Revenues	$4,287	$4,258	1%
GAAP Diluted EPS	(0.08)	0.01	**
Non-GAAP Diluted EPS	0.38	0.46	(17)%

	Full Year
$ amounts in millions, except per share amounts
	2015	2014	Change
Total Revenues	$16,560	$15,879	4%
GAAP Diluted EPS	0.97	1.20	(19)%
Non-GAAP Diluted EPS	2.01	1.85	9%

** In excess of +/- 100%

FOURTH QUARTER FINANCIAL RESULTS

•	Bristol-Myers Squibb posted fourth quarter 2015 revenues of $4.3 billion, an increase of 1% compared to the same period a year ago. Global revenues increased 6% adjusted for foreign exchange impact.

•
U.S. revenues increased 9% to $2.3 billion in the quarter compared to the same period a year ago. International revenues decreased 7%. When adjusted for foreign exchange impact, international revenues increased 3%.

•	Gross margin as a percentage of revenues was 77.8% in the quarter compared to 77.3% in the same period a year ago.

•	Marketing, selling and administrative expenses, which includes advertising and product promotion expenses, increased 10% to $1.5 billion in the quarter.

•
Research and development expenses increased 61% to $1.9 billion in the quarter due to higher charges resulting from business development transactions and an in-process research and development (IPRD) impairment.

•
The effective tax benefit rate was 59.7% in the quarter, compared to 145.0% in the fourth quarter last year. Income taxes in both periods include net tax benefits attributed to specified items and the R&D credit for the full year.

•
The company reported a net loss attributable to Bristol-Myers Squibb of $138 million, or $0.08 per share, in the quarter compared to net earnings of $13 million, or $0.01 per share, a year ago. Results in the current quarter include charges resulting from the Five Prime Therapeutics, Inc. and Cardioxyl Pharmaceuticals, Inc. business development transactions ($0.24 per share after tax) and non-cash charges resulting from an IPRD impairment for BMS-986020, an investigational oral lysophosphatidic acid 1 receptor antagonist, in fibrosis and the transfer of the Erbitux business in North America to Eli Lilly and Company ($0.14 per share after tax).

•
The company reported non-GAAP net earnings attributable to Bristol-Myers Squibb of $647 million, or $0.38 per share, in the fourth quarter, compared to $771 million, or $0.46 per share, for the same period in 2014. An overview of specified items is discussed under the “Use of Non-GAAP Financial Information” section.

•	Cash, cash equivalents and marketable securities were $8.9 billion, with a net cash position of $2.2 billion, as of December 31, 2015.

FOURTH QUARTER PRODUCT AND PIPELINE UPDATE

Global revenues for the fourth quarter of 2015, compared to fourth quarter 2014, were driven by Opdivo, which grew by $470 million; Eliquis, which grew by $321 million; Daklinza and Sunvepra, which grew by $251 million, Orencia, which grew 22%; and Sprycel, which grew 8%.

Opdivo

•
In January, the company announced that a randomized Phase 3 study evaluating Opdivo versus investigator’s choice in patients with recurrent or metastatic platinum-refractory squamous cell carcinoma of the head and neck (CheckMate -141) was stopped early because an assessment conducted by the independent Data Monitoring Committee concluded that the study met its primary endpoint, demonstrating superior overall survival (OS) in patients receiving Opdivo compared to the control arm. The company looks forward to sharing these data with health authorities soon.

•
In January, the company announced the U.S. Food and Drug Administration (FDA) has approved Opdivo in combination with Yervoy for the treatment of patients with BRAF v600 wild-type (WT) and BRAF v600 mutation-positive unresectable or metastatic melanoma. This approval expands the original indication for the Opdivo + Yervoy Regimen for the treatment of patients with BRAF v600 WT unresectable or metastatic melanoma to include patients, regardless of BRAF mutational status, based on data from the Phase 3 CheckMate -067 trial which evaluated progression-free survival (PFS) and OS as co-primary endpoints. This indication is approved under accelerated approval based on PFS. Continued approval for this indication may be contingent upon verification and description of clinical benefit in confirmatory trials.

•
In December, the company and its partner Ono Pharmaceutical Co. Ltd., announced that Ono received manufacturing and marketing approval for Opdivo in Japan for the treatment of patients with unresectable, advanced or recurrent non-small cell lung cancer.

•
In December, the company, and its partner Seattle Genetics, Inc. announced the companies have initiated a Phase 1/2 clinical trial of ADCETRIS® (brentuximab vedotin) in combination with Opdivo for patients with CD30-expressing relapsed or refractory B-cell and T-cell non-Hodgkin lymphomas, including diffuse large B-cell lymphoma, peripheral T-cell lymphoma and cutaneous T-cell lymphoma. This is the second of two trials being conducted under a previously announced clinical trial collaboration agreement between the company and Seattle Genetics, Inc.

•
In November, the company announced the FDA approved Opdivo injection, for intravenous use, for the treatment of patients with advanced renal cell carcinoma (RCC) who have received prior anti-angiogenic therapy. Opdivo is the first and only PD-1 inhibitor to deliver significant OS in patients with advanced RCC who have received prior anti-angiogenic therapy. The approval, which was granted Breakthrough Therapy Designation by the FDA, was based on data from CheckMate -025, an open-label, randomized Phase 3 study evaluating Opdivo versus everolimus in patients with advanced RCC who have received prior anti-angiogenic therapy.

•
In November, the company announced the FDA approved Opdivo injection, for intravenous use, as a single-agent for the treatment of patients with BRAF v600 WT unresectable or metastatic melanoma. The approval is based on data from the Phase 3 trial, CheckMate -066, which evaluated OS as the primary endpoint in treatment-naïve patients with BRAF WT unresectable or metastatic melanoma compared to chemotherapy (dacarbazine). Separately, the company announced the FDA issued a Complete Response Letter for its supplemental Biologics License Application (sBLA) for Opdivo as a single agent for the treatment of previously untreated patients, specifically those with BRAF v600 mutation positive unresectable or metastatic melanoma. The company submitted data for Opdivo in BRAF v600 mutation-positive metastatic melanoma, which was the subject of the FDA’s Complete Response Letter.

•
In November, the company announced that the European Medicines Agency (EMA) validated a type II variation application which seeks to extend the current indication for Opdivo to include the treatment of adult patients with advanced RCC after prior therapy. Validation of the application confirms the submission is complete and begins the EMA’s centralized review process. The type II variation submitted is based on data from CheckMate -025, a Phase 3 study that evaluated, as the primary endpoint, the OS of Opdivo versus everolimus, a current standard of care, in advanced or metastatic clear-cell RCC after prior anti-angiogenic treatment.

•	In November, the company announced results from multiple clinical trials at the Society for Melanoma Research 2015 International Congress in San Francisco, California.

◦
CheckMate -066 - In the study evaluating Opdivo as a single agent versus dacarbazine in patients with previously untreated, BRAF WT unresectable or metastatic melanoma, Opdivo continued to demonstrate superior OS versus dacarbazine with 57.7% of patients alive at two years compared to 26.7% of patients treated with dacarbazine. The safety profile of Opdivo was consistent with prior studies.

◦
Study 004 - In the study evaluating Opdivo in combination with Yervoy in patients with unresectable or metastatic melanoma on which the proof of concept for Opdivo + Yervoy regimen approval was based, data from the longest follow-up of the regimen from various Phase 1 cohorts showed a three-year OS rate of 68% across Phase 1 dosing cohorts. The frequency of treatment-related adverse events (AE) in the study were similar between cohorts and was consistent with the Phase 2 and 3 trials for the combination therapy.

Yervoy

•
In October, the company announced the FDA approved Yervoy 10 mg/kg for the adjuvant treatment of patients with cutaneous melanoma with pathologic involvement of regional lymph nodes of more than 1 mm who have undergone complete resection including total lymphadenectomy. The approval is based on clinical data from a pivotal Phase 3 trial, CA184-029 (EORTC 18071), initiated in 2008 by the European Organization for Research and Treatment of Cancer evaluating the 10 mg/kg dose in the adjuvant setting.

Empliciti

•
In November, the company and its partner AbbVie, Inc. announced the FDA approved Empliciti for the treatment of multiple myeloma as combination therapy with Revlimid® and dexamethasone in patients who have received one to three prior therapies. The approval of this first and only immunostimulatory antibody for multiple myeloma is based on data from the randomized, open-label, Phase 3, ELOQUENT-2 study, which demonstrated the combination of Empliciti with Revlimid and dexamethasone delivered a 30% reduction in the risk of disease progression or death compared to dexamethasone alone.

•
In December, the company announced extended follow-up data and a pre-specified interim OS analysis of Empliciti in combination with Revlimid® and dexamethasone in patients with relapsed or refractory multiple myeloma from ELOQUENT-2. The follow-up data demonstrated a 44% relative improvement in PFS at three years, which was consistent with the pivotal two-year analysis. The Empliciti combination delayed the need for subsequent myeloma therapy by a median of one year compared to dexamethasone alone. Data were presented at the 57th American Society of Hematology Annual Meeting and Exposition in Orlando, Florida.

Daklinza

•
In November, the company announced results from the Phase 3 ALLY-3+ trial investigating a regimen of Daklinza in combination with sofosbuvir and ribavirin in genotype 3 hepatitis C patients with advanced fibrosis or cirrhosis, for treatment durations of 12 and 16 weeks. The results show that 100% of patients in the advanced fibrosis cohort achieved sustained virologic response (SVR12) in both the 12- and 16-week arms of the study. SVR12 rates were 83% and 89% in patients with cirrhosis in the 12- and 16-week arms, respectively. The combination regimen had no discontinuations due to adverse events and relapse occurred in four patients (two in the 16-week and two in the 12-week arm). There was one death (12-week arm; not treatment-related) and no virologic breakthroughs. Results were presented at The Liver Meeting 2015, the annual meeting of The American Association for the Study of Liver Diseases in San Francisco, California.

Eliquis

•
In December, the company and its partner Pfizer, Inc. announced results from a post-hoc subanalysis of the Phase 3 AMPLIFY trial. Results demonstrated that Eliquis was comparable to conventional therapy (subcutaneous enoxaparin overlapped and followed by oral warfarin dose-adjusted to an international normalized ratio of 2.0 to 3.0) in recurrent venous thromboembolism (VTE) and VTE-related death. There was significantly less major bleeding during the first 7, 21 and 90 days after starting treatment. The data were published in Thrombosis and Haemostasis.

ADCETRIS® is a trademark of Seattle Genetics, Inc.
Revlimid® is a trademark of Celgene Corporation.

BUSINESS DEVELOPMENT UPDATE

•
In December, the company announced it has entered into agreements with ViiV Healthcare, a global HIV company, to divest its pipeline of investigational HIV medicines including an attachment inhibitor (BMS-663068), currently being investigated in Phase 3 as a therapeutic option for heavily treatment-experienced patients, and a maturation inhibitor (BMS-955176) currently being investigated in Phase 2b development for treatment-naïve and treatment-experienced patients. These transactions are consistent with the evolution of the company’s strategic focus, including the decision announced in June to discontinue its discovery efforts in virology.

•
In December, the company announced a new research collaboration with the Department of Chemistry at Princeton University that includes the establishment of the Center for Molecular Synthesis (BMS-CMS). The agreement creates opportunities for scientists at Princeton University and the company to collaborate on top-flight synthetic chemistry research, leveraging the two sites’ close proximity to foster a robust exchange of scientific ideas. Research projects will investigate areas of mutual interest and benefit, using the expertise developed in the laboratories of the Princeton faculty to conduct frontier science within the pharmaceutical industry. Over the next five years, the Center will also fund a select group of research fellows each year.

•
In November, the company announced a definitive agreement to acquire all of the issued and outstanding capital stock of Cardioxyl Pharmaceuticals, Inc., a private biotechnology company focused on the discovery and development of novel therapeutic agents for the treatment of cardiovascular disease. The company completed the acquisition in December. The acquisition gives the company full rights to Cardioxyl’s lead asset CXL-1427, a novel nitroxyl (HNO) donor (prodrug) in Phase 2 clinical development as an intravenous treatment for acute decompensated heart failure.

•
In November, the company completed a previously announced agreement with Five Prime Therapeutics, Inc. for an exclusive worldwide license and collaboration agreement for the development and commercialization of Five Prime’s colony stimulating factor 1 receptor (CSF1R) antibody program, including FPA008, which is in Phase 1 development for immunology and oncology indications.

•	The company announced several collaborations as part of the Immuno-Oncology Rare Population Malignancy (I-O RPM) program in the U.S.:

◦
In December, the company announced an agreement with the David Geffen School of Medicine at UCLA to conduct a range of early phase clinical studies. The company will fund positions within UCLA’s fellowship program in the UCLA Division of Hematology/Oncology.

◦
In December, the company announced an agreement with The Ohio State University Comprehensive Cancer Center - Arthur G. James Cancer Hospital and Richard J. Solove Research Institute to conduct a range of early phase clinical studies. The company will fund training positions within the Hematology and Medical Oncology fellowship programs of the Ohio State University College of Medicine, Department of Internal Medicine.

◦
In November, the company announced an agreement with The Sidney Kimmel Comprehensive Cancer Center at Johns Hopkins to conduct a range of early phase clinical studies. The company will also fund positions within The Johns Hopkins University School of Medicine fellowship program.

2016 FINANCIAL GUIDANCE

Bristol-Myers Squibb is setting its 2016 GAAP and non-GAAP EPS guidance range at $2.30 - $2.40. Both GAAP and non-GAAP guidance assume current exchange rates. Key 2016 non-GAAP guidance assumptions include:

•	Worldwide revenues increasing in the mid-single digit range.

•	Full-year gross margin as a percentage of revenues to be approximately 75% - 76%.

•	Marketing, sales and administrative expenses decreasing in the mid-single digit range.

•	Research and development expenses increasing in the high-single digit range.

•	An effective tax rate between 21% and 22%.

The financial guidance for 2016 excludes the impact of any potential future strategic acquisitions and divestitures, and any specified items that have not yet been identified and quantified. The non-GAAP 2016 guidance also excludes other specified items as discussed under “Use of Non-GAAP Financial Information.” Details reconciling adjusted non-GAAP amounts with the amounts reflecting specified items are provided in supplemental materials available on the company’s website.
Use of Non-GAAP Financial Information

This press release contains non-GAAP financial measures, including non-GAAP earnings and related earnings per share information. These measures are adjusted to exclude certain costs, expenses, significant gains and losses and other specified items. Among the items in GAAP measures but excluded for purposes of determining adjusted earnings and other adjusted measures are: restructuring and other exit costs; accelerated depreciation charges; IPRD and asset impairments; charges and recoveries relating to significant legal proceedings; upfront, milestone and other payments for in-licensing or acquisition of investigational compounds that have not achieved regulatory approval which are immediately expensed; pension settlement charges; significant tax events and additional charges related to the Branded Prescription Drug Fee. This information is intended to enhance an investor’s overall understanding of the company’s past financial performance and prospects for the future. Non-GAAP financial measures provide the company and its investors with an indication of the company’s baseline performance before items that are considered by the company not to be reflective of the company’s ongoing results.

The company uses non-GAAP gross profit, non-GAAP marketing, selling and administrative expense, non-GAAP research and development expense, and non-GAAP other income and expense measures to set internal budgets, manage costs, allocate resources, and plan and forecast future periods. Non-GAAP effective tax rate measures are primarily used to plan and forecast future periods. Non-GAAP earnings and earnings per share measures are primary indicators the company uses as a basis for evaluating company performance, setting incentive compensation targets, and planning and forecasting of future periods. This information is not intended to be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP.

Statement on Cautionary Factors

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans and projections regarding the company’s financial position, results of operations, market position, product development and business strategy. These statements may be identified by the fact that they use words such as "anticipate", "estimates", "should", "expect", "guidance", "project", "intend", "plan", "believe" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, effects of the continuing implementation of governmental laws and regulations related to Medicare, Medicaid, Medicaid managed care organizations and entities under the Public Health Service 340B program, pharmaceutical rebates and reimbursement, market factors, competitive product development and approvals, pricing controls and pressures (including changes in rules and practices of managed care groups and institutional and governmental purchasers), economic conditions such as interest rate and currency exchange rate fluctuations, judicial decisions, claims and concerns that may arise regarding the safety and efficacy of in-line products and product candidates, changes to wholesaler inventory levels, variability in data provided by third parties, changes in, and interpretation of, governmental regulations and legislation affecting domestic or foreign operations, including tax obligations, changes to business or tax planning strategies, difficulties and delays in product development, manufacturing or sales including any potential future recalls, patent positions and the ultimate outcome of any litigation matter. These factors also include the company’s ability to execute successfully its strategic plans, including its business development strategy, the expiration of patents or data protection on certain products, including assumptions about the company’s ability to retain patent exclusivity of certain products, and the impact and result of governmental investigations. There can be no guarantees with respect to pipeline products that future clinical studies will support the data described in this release, that the compounds will receive necessary regulatory approvals, or that they will prove to be commercially successful; nor are there guarantees that regulatory approvals will be sought, or sought within currently expected timeframes, or that contractual milestones will be achieved. For further details and a discussion of these and other risks and uncertainties, see the company's periodic reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, filed with or furnished to the Securities and Exchange Commission. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Company and Conference Call Information

Bristol-Myers Squibb is a global biopharmaceutical company whose mission is to discover, develop and deliver innovative medicines that help patients prevail over serious diseases. For more information, please visit www.bms.com or follow us on Twitter at http://twitter.com/bmsnews.
There will be a conference call on January 28, 2016, at 10:30 a.m. EST during which company executives will review financial information and address inquiries from investors and analysts. Investors and the general public are invited to listen to a live webcast of the call at http://investor.bms.com or by dialing in the U.S. toll free 877-201-0168 or international 647-788-4901, confirmation code: 91347614. Materials related to the call will be available at the same website prior to the conference call. A replay of the call will be available beginning at 1:30 p.m. EST on January 28 through 11:59 p.m. EST on February 12, 2016. The replay will also be available through http://investor.bms.com or by dialing in the U.S. toll free 855-859-2056 or 800-585-8367 or international 404-537-3406, confirmation code: 91347614.
For more information, contact: Ken Dominski, 609-252-5251, ken.dominski@bms.com, Communications; John Elicker, 609-252-4611, john.elicker@bms.com, Ranya Dajani, 609-252-5330, ranya.dajani@bms.com or Bill Szablewski, 609-252-5894, william.szablewski@bms.com, Investor Relations.

BRISTOL-MYERS SQUIBB COMPANY
PRODUCT REVENUE
FOR THE THREE MONTHS ENDED DECEMBER 31, 2015 AND 2014
(Unaudited, dollars in millions)

	Worldwide Revenues			U.S. Revenues
	2015	2014	% Change	2015	2014	% Change
Three Months Ended December 31,
Key Products
Virology
Baraclude	$309	$341	(9)%	$27	$21	29%
Hepatitis C Franchise	458	207	**	212	—	N/A
Reyataz Franchise	272	318	(14)%	142	176	(19)%
Sustiva Franchise	312	407	(23)%	269	340	(21)%
Oncology
Empliciti	3	—	N/A	3	—	N/A
Erbitux(a)	—	181	(100)%	—	171	(100)%
Opdivo	475	5	**	410	1	**
Sprycel	429	398	8%	228	184	24%
Yervoy	265	366	(28)%	164	199	(18)%
Neuroscience
Abilify(b)	39	476	(92)%	7	423	(98)%
Immunoscience
Orencia	540	443	22%	372	289	29%
Cardiovascular
Eliquis	602	281	**	335	136	**

Mature Products and All Other	583	835	(30)%	94	142	(34)%

Total	4,287	4,258	1%	2,263	2,082	9%

Total Excluding Diabetes Alliance	4,262	4,211	1%	2,263	2,086	8%

**	In excess of +/- 100%

(a)	Erbitux is a trademark of ImClone LLC. ImClone LLC is a wholly-owned subsidiary of Eli Lilly and Company.
(b)	Abilify is a trademark of Otsuka Pharmaceutical Co., Ltd.

BRISTOL-MYERS SQUIBB COMPANY
PRODUCT REVENUE
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2015 AND 2014
(Unaudited, dollars in millions)

	Worldwide Revenues			U.S. Revenues
	2015	2014	% Change	2015	2014	% Change
Twelve Months Ended December 31,
Key Products
Virology
Baraclude	$1,312	$1,441	(9)%	$135	$215	(37)%
Hepatitis C Franchise	1,603	256	**	323	—	N/A
Reyataz Franchise	1,139	1,362	(16)%	591	689	(14)%
Sustiva Franchise	1,252	1,444	(13)%	1,041	1,118	(7)%
Oncology
Empliciti	3	—	N/A	3	—	N/A
Erbitux	501	723	(31)%	487	682	(29)%
Opdivo	942	6	**	823	1	**
Sprycel	1,620	1,493	9%	829	671	24%
Yervoy	1,126	1,308	(14)%	602	709	(15)%
Neuroscience
Abilify	746	2,020	(63)%	600	1,572	(62)%
Immunoscience
Orencia	1,885	1,652	14%	1,271	1,064	19%
Cardiovascular
Eliquis	1,860	774	**	1,023	404	**

Mature Products and All Other	2,571	3,400	(24)%	460	591	(22)%

Total	16,560	15,879	4%	8,188	7,716	6%

Total Excluding Diabetes Alliance	16,364	15,584	5%	8,185	7,606	8%

**	In excess of +/- 100%

BRISTOL-MYERS SQUIBB COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2015 AND 2014
(Unaudited, dollars and shares in millions except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Net product sales	$3,862	$3,240	$14,045	$11,660
Alliance and other revenues	425	1,018	2,515	4,219
Total Revenues	4,287	4,258	16,560	15,879

Cost of products sold	952	966	3,909	3,932
Marketing, selling and administrative(a)	1,501	1,364	4,841	4,822
Research and development	1,916	1,189	5,920	4,534
Other (income)/expense	238	799	(277)	210
Total Expenses	4,607	4,318	14,393	13,498

Earnings/(Loss) Before Income Taxes	(320)	(60)	2,167	2,381
Provision for/(Benefit from) Income Taxes	(191)	(87)	477	352

Net Earnings/(Loss)	(129)	27	1,690	2,029
Net Earnings Attributable to Noncontrolling Interest	9	14	66	25
Net Earnings/(Loss) Attributable to BMS	$(138)	$13	$1,624	$2,004

Average Common Shares Outstanding:
Basic	1,669	1,660	1,667	1,657
Diluted	1,669	1,673	1,679	1,670

Earnings/(Loss) per Common Share
Basic	$(0.08)	$0.01	$0.97	$1.21
Diluted	$(0.08)	$0.01	$0.97	$1.20

Other (Income)/Expense
Interest expense	$43	$53	$184	$203
Investment income	(27)	(30)	(101)	(101)
Provision for restructuring	68	91	118	163
Litigation charges	55	4	69	23
Equity in net income of affiliates	(16)	(26)	(83)	(107)
Out-licensed intangible asset impairment	—	11	13	29
(Gain)/Loss on sale of businesses, product lines and assets	174	3	(196)	(564)
Other alliance and licensing income	(156)	(50)	(628)	(404)
Pension charges	49	740	160	877
Loss on debt redemption	—	—	180	45
Other	48	3	7	46
Other (income)/expense	$238	$799	$(277)	$210

(a)
Includes advertising and product promotion expenses of $330 million and $213 million for the three months ended December 31, 2015 and 2014, respectively, and $825 million and $734 million for the twelve months ended December 31, 2015 and 2014, respectively.

BRISTOL-MYERS SQUIBB COMPANY
SPECIFIED ITEMS
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2015 AND 2014
(Unaudited, dollars in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Cost of products sold(a)	$10	$31	$84	$151

Additional year of Branded Prescription Drug Fee	—	—	—	96
Process standardization implementation costs	4	1	10	9
Marketing, selling and administrative	4	1	10	105

License and asset acquisition charges	554	50	1,679	278
IPRD impairments	160	—	160	343
Other	27	—	44	—
Research and development	741	50	1,883	621

Provision for restructuring	65	91	115	163
(Gain)/Loss on sale of businesses, product lines and assets	171	3	(187)	(559)
Pension charges	49	740	160	877
Acquisition and alliance related items(b)	—	—	(123)	72
Litigation charges	53	15	68	27
Out-licensed intangible asset impairment	—	11	13	11
Loss on debt redemption	—	—	180	45
Upfront, milestone and other licensing receipts	—	(10)	—	(10)
Other (income)/expense	338	850	226	626

Increase to pretax income	1,093	932	2,203	1,503

Income tax on items above	(308)	(297)	(449)	(545)
Specified tax charge(c)	—	123	—	123
Income taxes	(308)	(174)	(449)	(422)

Increase to net earnings	$785	$758	$1,754	$1,081

(a)	Specified items in cost of products sold are accelerated depreciation, asset impairment and other shutdown costs.
(b)	Includes $16 million of additional year of Branded Prescription Drug fee in the third quarter of 2014.
(c)	The 2014 specified tax charge relates to transfer pricing matters.

BRISTOL-MYERS SQUIBB COMPANY
RECONCILIATION OF CERTAIN NON-GAAP LINE ITEMS TO CERTAIN GAAP LINE ITEMS
FOR THE THREE MONTHS ENDED DECEMBER 31, 2015 AND 2014
(Unaudited, dollars in millions)

Three Months Ended December 31, 2015	GAAP	Specified Items(a)	Non GAAP
Gross Profit	$3,335	$10	$3,345
Marketing, selling and administrative(b)	1,501	(4)	1,497
Research and development	1,916	(741)	1,175
Other (income)/expense	238	(338)	(100)
Effective Tax Rate	59.7%	(44.6)%	15.1%

Three Months Ended December 31, 2014	GAAP	Specified Items(a)	Non GAAP
Gross Profit	$3,292	$31	$3,323
Marketing, selling and administrative(b)	1,364	(1)	1,363
Research and development	1,189	(50)	1,139
Other (income)/expense	799	(850)	(51)
Effective Tax Rate	145.0%	(135.0)%	10.0%

(a)	Refer to the Specified Items schedule for further details. Effective tax rate on the Specified Items represents the difference between the GAAP and Non-GAAP effective tax rate.
(b)	Includes advertising and product promotion expenses of $330 million and $213 million for the three months ended December 31, 2015 and 2014, respectively.

BRISTOL-MYERS SQUIBB COMPANY
RECONCILIATION OF CERTAIN NON-GAAP LINE ITEMS TO CERTAIN GAAP LINE ITEMS
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2015 AND 2014
(Unaudited, dollars in millions)

Twelve Months Ended December 31, 2015	GAAP	Specified Items(a)	Non GAAP
Gross Profit	$12,651	$84	$12,735
Marketing, selling and administrative(b)	4,841	(10)	4,831
Research and development	5,920	(1,883)	4,037
Other (income)/expense	(277)	(226)	(503)
Effective Tax Rate	22.0%	(0.8)%	21.2%

Twelve Months Ended December 31, 2014	GAAP	Specified Items(a)	Non GAAP
Gross Profit	$11,947	$151	$12,098
Marketing, selling and administrative(b)	4,822	(105)	4,717
Research and development	4,534	(621)	3,913
Other (income)/expense	210	(626)	(416)
Effective Tax Rate	14.8%	5.1%	19.9%

(a)	Refer to the Specified Items schedule for further details. Effective tax rate on the Specified Items represents the difference between the GAAP and Non-GAAP effective tax rate.
(b)	Includes advertising and product promotion expenses of $825 million and $734 million for the twelve months ended December 31, 2015 and 2014, respectively.

BRISTOL-MYERS SQUIBB COMPANY
RECONCILIATION OF NON-GAAP EPS TO GAAP EPS
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2015 AND 2014
(Unaudited, dollars and shares in millions except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2015	2014	2015	2014
Net Earnings/(Loss) Attributable to BMS used for Diluted EPS Calculation - GAAP	$(138)	$13	$1,624	$2,004
Less Specified Items*	785	758	1,754	1,081
Net Earnings used for Diluted EPS Calculation – Non-GAAP	$647	$771	$3,378	$3,085

Weighted-average Common Shares Outstanding - Diluted - GAAP	1,669	1,673	1,679	1,670
Contingently convertible debt common stock equivalents	—	—	—	—
Incremental shares attributable to share-based compensation plans	12	—	—	—
Weighted-average Common Shares Outstanding - Diluted - Non-GAAP	1,681	1,673	1,679	1,670

Diluted Earnings/(Loss) Per Share — GAAP	$(0.08)	$0.01	$0.97	$1.20
Diluted EPS Attributable to Specified Items	0.46	0.45	1.04	0.65
Diluted Earnings Per Share — Non-GAAP	$0.38	$0.46	$2.01	$1.85

*	Refer to the Specified Items schedule for further details.

BRISTOL-MYERS SQUIBB COMPANY
NET CASH/(DEBT) CALCULATION
AS OF DECEMBER 31, 2015 AND SEPTEMBER 30, 2015
(Unaudited, dollars in millions)

	December 31, 2015	September 30, 2015
Cash and cash equivalents	$2,385	$3,975
Marketable securities - current	1,885	1,438
Marketable securities - long term	4,660	4,627
Cash, cash equivalents and marketable securities	8,930	10,040
Short-term borrowings	(139)	(642)
Long-term debt	(6,550)	(6,632)
Net cash position	$2,241	$2,766